Exhibit 99.1

101 Gateway Centre Parkway •    Richmond, Virginia 23235 •    Telephone: (804) 267-8000 •    Fax: (804) 267-8850 •    Web site: www.landam.com

FOR IMMEDIATE RELEASE:	CONTACTS:
July 28, 2004	G. William Evans	William C. Thornton, Jr.
	Chief Financial Officer	Executive Vice President – Marketing
	(804) 267-8114	(804) 267-8373

LANDAMERICA ANNOUNCES INCREASE IN QUARTERLY

DIVIDEND

Richmond, VA - LandAmerica Financial Group, Inc. (NYSE: LFG), a leading provider of real estate transaction services, announced today it is raising its quarterly dividend by $.05 per share. The new quarterly dividend rate of $.15 per share represents a 50% increase over the previous level, and brings the annual dividend rate to $.60 per share. The quarterly dividend will be payable September 15, 2004, to shareholders of record September 1, 2004.

“This dividend rate increase reflects our continued strong earnings and cash flow and our positive outlook for the long term for our business,” said Chairman and Chief Executive Officer Charles H. Foster, Jr.

“Dividends are an increasingly important part of returns to shareholders, and regular review of our dividend policy is an important part of our delivery of value to shareholders.”

About LandAmerica Financial Group, Inc., a Fortune 500 company

Headquartered in Richmond, Virginia, LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services and on Fortune magazine’s 2004 list of most admired companies. Through its many subsidiaries, LandAmerica serves residential and commercial customers with more than 800 offices and a network of 10,000 active agents throughout the United States, Mexico, Canada, the Caribbean, Latin America, and Europe.

The company cautions readers that the statements contained herein regarding the company’s future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include: (i) the company’s results of operations and financial condition are susceptible to changes in mortgage interest rates and general economic condition; (ii) the company’s inability to manage successfully its acquisitions of complementary businesses could adversely affect the company’s business, operating results, and financial condition; (iii) competition in the company’s industry affects its revenues; (iv) significant industry changes and new product and service introductions require timely and cost-effective responses; (v) the company may not succeed in implementing its strategy of becoming a major provider of real estate transaction management services; (vi) the company’s insurance subsidiaries are subject to government regulation; and (vii) the company’s litigation risks include substantial claims by large classes of claimants. For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2003, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This press release speaks only as of its date, and the company disclaims any duty to update the information herein.

- # # # -